Exhibit 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280
Date: July 27, 2017

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Record Quarterly and Six-Month Earnings

Michigan City, Indiana (NASDAQ GS: HBNC) – Horizon Bancorp (“Horizon”) today announced its unaudited financial results for the three-month and six-month periods ended June 30, 2017.  All share data has been adjusted to reflect Horizon’s three-for-two stock split effective November 14, 2016.

SUMMARY:
•
Net income for the second quarter of 2017 increased 43.4% to $9.1 million or $0.41 diluted earnings per share compared to $6.3 million or $0.35 diluted earnings per share for the second quarter of 2016.

•
Net income, excluding acquisition-related expenses, gain on sale of investment securities and purchase accounting adjustments (“core net income”), for the second quarter of 2017 increased 24.2% to $8.6 million or $0.39 diluted earnings per share compared to $6.9 million or $0.38 diluted earnings per share for the same period of 2016.

•	Net income for the first six months of 2017 was $17.3 million or $0.77 diluted earnings per share compared to $11.7 million or $0.64 diluted earnings per share for the same period in 2016.
•
Core net income for the first six months of 2017 increased 30.7% to $16.1 million or $0.71 diluted earnings per share compared to $12.3 million or $0.68 diluted earnings per share for the same period of 2016.

•	Return on average assets was 1.12% for the second quarter of 2017 compared to 0.94% for the same period in 2016.
•	Commercial loans, excluding acquired commercial loans, increased by an annualized rate of 13.4%, or $71.1 million, during the first six months of 2017.
•	Consumer loans, excluding acquired consumer loans, increased by an annualized rate of 25.9%, or $51.2 million, during the first six months of 2017.
•	Total loans, excluding acquired loans, increased by an annualized rate of 11.7%, or $124.3 million, during the first six months of 2017.
•	Net interest income for the second quarter of 2017 increased $6.3 million, or 30.3%, compared to the same period in 2016.
•
Net interest margin was 3.84% for the second quarter of 2017 compared to 3.80% for the prior quarter and 3.48% for the second quarter of 2016. The improvement in net interest margin was due to Horizon executing a strategy to reduce expensive funding costs in the fourth quarter of 2016, an increase in average interest-earning assets and an increase in loan yields.

•
Net interest margin, excluding the impact of purchase accounting adjustments (“core net interest margin”), was 3.71% for the second quarter of 2017 compared to 3.66% for the prior quarter and 3.42% for the same period in 2016.

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Pg. 2 cont. Horizon Bancorp Announces Record Quarterly and Six-Month Earnings

•	Horizon’s tangible book value per share rose to $12.20 at June 30, 2017, compared to $11.48 at December 31, 2016.
•	Horizon’s Grand Rapids, Michigan loan production office converted into a full-service branch during the second quarter of 2017.
•
On May 4, 2017, Horizon announced its entrance into central Ohio by opening a loan production office located in Dublin, Ohio, in the Columbus metropolitan area, which will provide a full-range of commercial products and services.

•	On May 23, 2017, Horizon announced the pending acquisition of Lafayette Community Bancorp (“Lafayette”) and its wholly-owned subsidiary, Lafayette Community Bank, headquartered in Lafayette, Indiana.
•
On June 13, 2017, Horizon’s Board of Directors announced the approval of an 18% increase in the Company’s quarterly cash dividend from $0.11 to $0.13 per share, payable on July 21, 2017 to shareholders of record on July 7, 2017.

•	On June 14, 2017, Horizon announced the pending acquisition of Wolverine Bancorp, Inc. (“Wolverine”) and its wholly-owned subsidiary, Wolverine Bank, headquartered in Midland, Michigan.
•
On June 26, 2017, Horizon announced its wholly-owned subsidiary, Horizon Bank, N.A., converted from a national bank to an Indiana state-chartered non-member bank. The charter conversion became effective following the close of business on June 23, 2017 and the converted bank now operates under the name Horizon Bank.

Craig Dwight, Chairman and CEO, commented: “Horizon continued to expand upon its growth story during the second quarter of 2017 with the announcement of two acquisitions, solid organic loan growth, the opening of a full-service branch in Grand Rapids, Michigan, and a loan production office in Dublin, Ohio, a vibrant suburb of Columbus, Ohio. Additionally, Horizon Bank converted from a national bank to an Indiana state-chartered non-member bank during the quarter which should result in a pre-tax cost savings of approximately $432,000 annually. A portion of the cost savings from the charter conversion will be allocated to the state bank associations and expanded internal audit.”

Dwight continued, “Horizon experienced strong loan growth during the first six months of 2017, primarily in commercial and consumer loans. Our growth markets of Fort Wayne, Grand Rapids, Indianapolis and Kalamazoo, combined to produce total loan growth of $83.1 million during this time period. The loan growth in these markets spurred commercial loan growth, excluding acquired commercial loans, to an annualized growth rate of 13.4% during the first six months of 2017. Consumer loans, excluding acquired consumer loans, increased at an annualized growth rate of 25.9% during the first six months of 2017 due to an increased focus on the management of direct consumer loans and the addition of a seasoned consumer loan portfolio manager during the third quarter of 2016. Residential mortgage loans experienced an increase of $18.1 million, or an annualized growth of 6.8%, during the first six months of 2017. The increases in commercial, consumer and mortgage loans were offset by a decrease in mortgage warehouse loans of $12.0 million from December 31, 2016 to June 30, 2017. Excluding loans acquired through acquisition, total loans increased by 11.7% on an annualized basis. We believe Horizon is well positioned to continue our growth story by strengthening our existing market share and capitalizing on the recent investments in our growth markets.”

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Pg. 3 cont. Horizon Bancorp Announces Record Quarterly and Six-Month Earnings

Loan Growth by Type, Excluding Acquired Loans
Twelve Months Ended June 30, 2017
(Dollars in Thousands)

					Excluding Acquired Loans
	June 30	December 31	Amount	Acquired	Amount	Percent
	2017	2016	Change	FFBT Loans	Change	Change
	(Unaudited)
Commercial loans	$1,143,761	$1,069,956	$73,805	$(2,742)	$71,063	6.6%
Residential mortgage loans	549,997	531,874	18,123	(59)	18,064	3.4%
Consumer loans	450,209	398,429	51,780	(562)	51,218	12.9%
Subtotal	2,143,967	2,000,259	143,708	(3,363)	140,345	7.0%
Held for sale loans	3,730	8,087	(4,357)	-	(4,357)	-53.9%
Mortgage warehouse loans	123,757	135,727	(11,970)	-	(11,970)	-8.8%
Total loans	$2,271,454	$2,144,073	$127,381	$(3,363)	$124,018	5.8%

Mr. Dwight stated, “Horizon realized core net income of $8.6 million and $16.1 million for the three and six months ended June 30, 2017, a strong increase of 24.2% and 30.7%, respectively, when compared to the same periods in 2016. Core net interest margin for the second quarter of 2017 was 3.71%, an increase from 3.66% for the prior quarter and 3.42% for the same period in 2016. Horizon’s core net interest margin for the six months ended June 30, 2017 increased 27 basis points to 3.67% when compared to the same period in 2016. Total non-interest income decreased during the three and six months ended June 30, 2017 when compared to the same periods in 2016 by $1.1 million and $882,000, respectively, primarily due to a decrease in gains on sale of mortgage loans. This decrease in income was due to a decrease in the volume of originations and an increase in the percentage of those originations being retained in our portfolio when comparing 2017 to 2016. Continued growth in service charges on deposit accounts, interchange fees and fiduciary activities partially offset the decrease in gains on sale of mortgage loans. These non-interest income sources offer a significant growth opportunity and will lessen the impact of mortgage revenue volatility. Horizon’s strategy of revenue diversification through commercial loan growth and non-mortgage related fee income is evident in our results. At its peak for the year ended December 31, 2012, mortgage warehouse and gain on sale of mortgage loans revenue comprised 24.5% of Horizon’s total revenue base (interest income and non-interest income). For the year ending December 31, 2016 and the six months ending June 30, 2017, mortgage warehouse and gain on sale of mortgage loans revenue as a percentage of total revenue declined to 13.5% and 8.46%, respectively.”

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Pg. 4 cont. Horizon Bancorp Announces Record Quarterly and Six-Month Earnings

Non-GAAP Reconciliation of Net Income and Diluted Earnings per Share
(Dollars in Thousands Except per Share Data)

	Three Months Ended		Six Months Ended
	June 30		June 30
Non-GAAP Reconciliation of Net Income	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Net income as reported	$9,072	$6,326	$17,296	$11,707
Merger expenses	200	1,881	200	2,520
Tax effect	(70)	(531)	(70)	(696)
Net income excluding merger expenses	9,202	7,676	17,426	13,531

Gain on sale of investment securities	3	(767)	(32)	(875)
Tax effect	(1)	268	11	306
Net income excluding gain on sale of investment securities	9,204	7,177	17,405	12,962

Acquisition-related purchase accounting adjustments (“PAUs”)	(939)	(397)	(1,955)	(944)
Tax effect	329	139	684	330
Net income excluding PAUs	$8,594	$6,919	$16,134	$12,348

Non-GAAP Reconciliation of Diluted Earnings per Share
Diluted earnings per share as reported	$0.41	$0.35	$0.77	$0.64
Merger expenses	0.01	0.10	0.01	0.14
Tax effect	(0.00)	(0.03)	(0.00)	(0.04)
Diluted earnings per share excluding merger expenses	0.42	0.42	0.78	0.74

Gain on sale of investment securities	0.00	(0.04)	(0.00)	(0.05)
Tax effect	(0.00)	0.01	0.00	0.02
Net income excluding gain on sale of investment securities	0.42	0.39	0.78	0.71

Acquisition-related PAUs	(0.04)	(0.02)	(0.09)	(0.05)
Tax effect	0.01	0.01	0.02	0.02
Diluted earnings per share excluding PAUs	$0.39	$0.38	$0.71	$0.68

On May 23, 2017, Horizon entered into an agreement to acquire Lafayette and its wholly owned subsidiary, Lafayette Community Bank, in a cash and stock merger. The acquisition is expected to close in the third quarter of 2017, subject to regulatory and Lafayette shareholder approval. Lafayette Community Bank serves Tippecanoe County, Indiana through four full-service locations. As of March 31, 2017, Lafayette had total assets of $172.1 million.

On June 13, 2017, Horizon entered into an agreement to acquire Wolverine and its wholly owned subsidiary, Wolverine Bank, in a cash and stock merger. The acquisition is expected to close early in the fourth quarter of 2017, subject to regulatory and Wolverine shareholder approval. Wolverine Bank serves Midland and Saginaw Counties, Michigan through three full-service locations and one loan production office in Troy, Michigan in Oakland County. As of March 31, 2017, Wolverine had total assets of $379.3 million.

Mr. Dwight concluded, “We are very pleased to be partnering with these outstanding institutions and their talented and experienced teams. Lafayette Community Bancorp provides Horizon entry into the attractive Lafayette market and will fill a market gap between Indianapolis and Northwest Indiana. Wolverine Bancorp strengthens Horizon’s presence in the state of Michigan and provides entry into the key markets of the Great Lakes Bay Region and Oakland County. Over the years, both leadership teams have strived to provide customer focused advice and a commitment to community banking which complements Horizon’s customer focused philosophy and core values. We believe Horizon is well positioned to efficiently integrate each institution and take advantage of growth opportunities within the market each institution serves.”

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Pg. 5 cont. Horizon Bancorp Announces Record Quarterly and Six-Month Earnings

Income Statement Highlights

Net income for the second quarter of 2017 was $9.1 million or $0.41 diluted earnings per share compared to $8.2 million or $0.37 diluted earnings per share for the first quarter of 2017. The increase in net income and diluted earnings per share from the previous quarter reflects increases in net interest income and non-interest income of $1.6 million and $653,000, respectively, offset by increases in non-interest expense and income tax expense of $967,000 and $468,000, respectively.

Net income for the second quarter of 2017 was $9.1 million or $0.41 diluted earnings per share compared to $6.3 million or $0.35 diluted earnings per share for the second quarter of 2016.  The increase in net income and diluted earnings per share from the same period of 2016 reflects an increase in net interest income of $6.3 million offset by a decrease in non-interest income of $1.1 million and increases in non-interest expense and income tax expense of $1.5 million and $895,000, respectively.

Net income for the six months ended June 30, 2017 totaled $17.3 million or $0.77 diluted earnings per share compared to $11.7 million or $0.64 diluted earnings per share for the same period in 2016. The increase in net income and diluted earnings per share reflects an increase in net interest income of $12.2 million offset by a decrease in non-interest income of $882,000 and increases in non-interest expense and income tax expense of $3.8 million and $2.0 million, respectively.

The increases in diluted earnings per share when comparing 2017 periods to 2016 periods was partially offset by an increase in dilutive shares outstanding as a result of the stock issued in the Kosciusko Financial, Inc. and LaPorte Bancorp, Inc. acquisitions in 2016. Core net income for the second quarter of 2017 was $8.6 million or $0.39 diluted earnings per share compared to $6.9 million or $0.38 diluted earnings per share for the same period of 2016. For the six months ended June 30, 2017, core net income was $16.1 million or $0.71 diluted earnings per share compared to $12.3 million or $0.68 diluted earnings per share for the same period in 2016.

Horizon’s net interest margin was 3.84% for the second quarter of 2017, up from 3.80% for the prior quarter and 3.48% for same period of 2016.  The increase in the net interest margin for the second quarter of 2017 was primarily due to an increase of 15 basis points in loan yields when compared to the prior quarter. The increase in the net interest margin compared to the same period of 2016 was due to an increase in loan yields of 25 basis points and a decrease in the cost of borrowings of 24 basis points. Excluding acquisition-related purchase accounting adjustments, the margin would have been 3.71% for the second quarter of 2017 compared to 3.66% for the first quarter of 2017 and 3.42% for the same period of 2016. Interest income from acquisition-related purchase accounting adjustments was $939,000, $1.0 million and $397,000, for the three months ended June 30, 2017, March 31, 2017 and June 30, 2016, respectively.

Horizon’s net interest margin for the six months ended June 30, 2017 was 3.81% compared to 3.47% for the same period in 2016. The increase in the net interest margin was primarily due to an increase in loan yields of 14 basis points which was offset by a decrease in the yield earned on non-taxable securities of 24 basis points. Also, the cost of interest-bearing liabilities decreased 16 basis points primarily due to a decrease in the cost of borrowings of 24 basis points. Excluding acquisition-related purchase accounting adjustments, the margin would have been 3.67% for the six months ended June 30, 2017 compared to 3.40% for the same period in 2016. Interest income from acquisition-related purchase accounting adjustments was $2.0 million and $944,000 for the six months ended June 30, 2017 and 2016, respectively.

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Pg. 6 cont. Horizon Bancorp Announces Record Quarterly and Six-Month Earnings

Non-GAAP Reconciliation of Net Interest Margin
(Dollars in Thousands, Unaudited)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30
Net Interest Margin As Reported	2017	2017	2016	2017	2016
Net interest income	$27,198	$25,568	$20,869	$52,766	$40,643
Average interest-earning assets	2,943,627	2,797,429	2,471,354	2,870,884	2,406,468
Net interest income as a percent of average interest-earning assets (“Net Interest Margin”)	3.84%	3.80%	3.48%	3.81%	3.47%

Impact of Acquisitions

Interest income from acquisition-related purchase accounting adjustments	$(939)	$(1,016)	$(397)	$(1,955)	$(944)

Excluding Impact of Prepayment Penalties and Acquisitions
Net interest income	$26,259	$24,552	$20,472	$50,811	$39,699
Average interest-earning assets	2,943,627	2,797,429	2,471,354	2,870,884	2,406,468
Core Net Interest Margin	3.71%	3.66%	3.42%	3.67%	3.40%

Lending Activity

Total loans increased $127.7 million from $2.144 billion as of December 31, 2016 to $2.271 billion as of June 30, 2017 as commercial loans increased by $73.8 million, residential mortgage loans increased by $18.1 million and consumer loans increased by $51.8 million. Offsetting these increases was a decrease in mortgage warehouse loans of $12.0 million.  Total loans, excluding acquired loans, mortgage warehouse loans and loans held for sale, increased by an annualized rate of 14.1%, or $140.3 million, during the six months ended June 30, 2017.

Loan balances in the growth markets of Fort Wayne, Grand Rapids, Indianapolis and Kalamazoo totaled $480.2 million as of June 30, 2017. Combined, these markets contributed $83.1 million, or 20.9%, in loan growth during the six months ended June 30, 2017.

Residential mortgage lending activity for the three months ended June 30, 2017 generated $2.2 million in income from the gain on sale of mortgage loans, an increase of $236,000 from the previous quarter and a decrease of $852,000 from the same period in 2016. Residential mortgage lending activity for the six months ended June 30, 2017 generated $4.2 million in income from the gain on sale of mortgage loans, a decrease of $989,000 from the same period in 2016. Total origination volume for the second quarter of 2017, including loans placed into portfolio, totaled $110.4 million, representing an increase of 67.5% from the previous quarter and a decrease of 17.0% from the same period in 2016. Total origination volume for the six months ended June 30, 2017, including loans placed into portfolio, totaled $176.3 million, a decrease of 17.0% compared to the same period in 2016. The decrease in mortgage loan origination volume was primarily due to an increase in mortgage loan interest rates when comparing 2017 to 2016. Purchase money mortgage originations during the second quarter of 2017 represented 78.4% of total originations compared to 69.8% of originations during the previous quarter and 78.2% during the second quarter of 2016. Purchase money mortgage originations for the six months ended June 30, 2017 represented 75.1% of originations compared to 73.4% for the same period in 2016.

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Pg. 7 cont. Horizon Bancorp Announces Record Quarterly and Six-Month Earnings

The provision for loan losses totaled $330,000 for the second and first quarters of 2017 compared to $232,000 for the second quarter of 2016. The increase in the provision for loan losses in the second quarter of 2017 was due to the increase in gross loans when compared to the same period in 2016. The provision for loan losses totaled $660,000 and $764,000 for the six months ended June 30, 2017 and 2016, respectively. The decrease in the provision for loan losses was due to a decrease in net charge-offs when comparing the 2017 and 2016 periods.

The ratio of the allowance for loan losses to total loans decreased to 0.66% as of June 30, 2017 from 0.69% as of December 31, 2016 due to an increase in gross loans.  The ratio of the allowance for loan losses to total loans, excluding loans with credit-related purchase accounting adjustments, was 0.82% as of June 30, 2017 compared to 0.91% as of December 31, 2016.  Loan loss reserves and credit-related loan discounts on acquired loans as a percentage of total loans was 1.18% as of June 30, 2017 compared to 1.39% as of December 31, 2016.

Non- GAAP Allowance for Loan and Lease Loss Detail
As of June 30, 2017
(Dollars in Thousands, Unaudited)

	Horizon
	Legacy	Heartland	Summit	Peoples	Kosciusko	LaPorte	CNB	Total
Pre-discount loan balance	$1,834,963	$13,823	$46,708	$130,009	$68,577	$176,902	$8,612	$2,279,594

Allowance for loan losses (ALLL)	14,956	71	-	-	-	-	-	15,027
Loan discount	N/A	879	2,416	3,086	1,004	4,248	237	11,870
ALLL+loan discount	14,956	950	2,416	3,086	1,004	4,248	237	26,897

Loans, net	$1,820,007	$12,873	$44,292	$126,923	$67,573	$172,654	$8,375	$2,252,697

ALLL/ pre-discount loan balance	0.82%	0.51%	0.00%	0.00%	0.00%	0.00%	0.00%	0.66%
Loan discount/ pre-discount loan balance	N/A	6.36%	5.17%	2.37%	1.46%	2.40%	2.75%	0.52%
ALLL+loan discount/ pre-discount loan balance	0.82%	6.87%	5.17%	2.37%	1.46%	2.40%	2.75%	1.18%

Non-performing loans to total loans increased 1 basis point to 0.51% at June 30, 2017 from 0.50% at December 31, 2016.  Non-performing loans totaled $11.6 million as of June 30, 2017, an increase of $880,000 from $10.7 million as of December 31, 2016.  Compared to December 31, 2016, non-performing commercial loans increased by $362,000, non-performing real estate loans increased by $263,000 and non-performing consumer loans increased $255,000.

Expense Management

Total non-interest expense was $1.5 million higher in the second quarter of 2017 compared to the same period of 2016.  Excluding merger-related expenses of $200,000 and $1.9 million recorded during the three months ended June 30, 2017 and 2016, respectively, total non-interest expense increased $3.2 million, or 16.9%. The increase was primarily due to an increase in salaries and employee benefits of $2.1 million, net occupancy expenses of $295,000, data processing expenses of $368,000, and other expenses of $252,000 reflecting overall company growth, market expansion and recent acquisitions. Outside services and consultant expense and professional fee expense decreased by $933,000 and $212,000, respectively, in the second quarter of 2017 when compared to the same period of 2016 primarily due to one-time expenses related to the Kosciusko Financial, Inc. and LaPorte Bancorp, Inc. acquisitions in 2016. FDIC insurance expense decreased $166,000 in the second quarter of 2017 when compared to the same period of 2016 as the assessment rate schedule was reduced effective for assessment payments due in the fourth quarter of 2016 and 2017. Loan expense decreased $159,000 in the second quarter of 2017 when compared to the same prior year period of 2016 primarily due to a decrease in loan collection expenses.

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Pg. 8 cont. Horizon Bancorp Announces Record Quarterly and Six-Month Earnings

Total non-interest expense for the six months ended June 30, 2017 increased $3.8 million, or 9.4%, when compared to the same period in 2016. Excluding merger-related expenses of $200,000 and $2.5 million recorded during the six months ended June 30, 2017 and 2016, respectively, total non-interest expense increased $6.1 million, or 16.2%. The increase was primarily due to increases in salaries and employee benefits of $3.8 million, net occupancy expenses of $811,000, data processing expenses of $570,000 and other expenses of $683,000 reflecting overall company growth, market expansion and recent acquisitions. Outside services and consultant expense and professional fee expense decreased $810,000 and $430,000, respectively, for the six months ended June 30, 2017 when compared to the same period of 2016 primarily due to one-time expenses related to the Kosciusko Financial, Inc. and LaPorte Bancorp, Inc. acquisitions in 2016. FDIC insurance expense decreased $308,000 during the first six months of 2017 when compared to the same period in 2016 due to the reduced assessment rate schedule. Other losses decreased $275,000 for the six months ended June 30, 2017 when compared to the same 2016 period due to lower debit card fraud-related expenses. Loan expense was $247,000 lower for the six months ended June 30, 2017 when compared to the same period of 2016 primarily due to a decrease in loan collection expenses.

Use of Non-GAAP Financial Measures

Certain information set forth in this press release refers to financial measures determined by methods other than in accordance with GAAP.  Specifically, we have included non-GAAP financial measures of the net interest margin and the allowance for loan and lease losses excluding the impact of acquisition-related purchase accounting adjustments, total loans and loan growth, and net income and diluted earnings per share excluding the impact of one-time costs related to acquisitions, acquisition-related purchase accounting adjustments and other events that are considered to be non-recurring.  Horizon believes that these non-GAAP financial measures are helpful to investors and provide a greater understanding of our business without giving effect to the purchase accounting impacts and one-time costs of acquisitions and non-core items, although these measures are not necessarily comparable to similar measures that may be presented by other companies and should not be considered in isolation or as a substitute for the related GAAP measure.  See the tables and other information contained elsewhere in this press release for reconciliations of the non-GAAP figures identified herein and their most comparable GAAP measures.

Non-GAAP Reconciliation of Tangible Stockholders’ Equity and Tangible Book Value per Share
(Dollars in Thousands Except per Share Data)

	June 30	March 31	June 30
	2017	2017	2016
	(Unaudited)		(Unaudited)
Total stockholders’ equity	$357,259	$348,575	$281,002
Less: Intangible assets	86,726	87,094	65,144
Total tangible stockholders’ equity	$270,533	$261,481	$215,858

Common shares outstanding	22,176,465	22,176,465	18,857,301

Tangible book value per common share	$12.20	$11.79	$11.45

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About Horizon

Horizon Bancorp is an independent, commercial bank holding company serving northern and central Indiana, southwest and central Michigan, and central Ohio through its commercial banking subsidiary Horizon Bank. Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.horizonbank.com.  Its common stock is traded on the NASDAQ Global Select Market under the symbol HBNC.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon.  For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission.  Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance.  The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.  We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.  Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in its Form 10-K.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Additional Information for Shareholders

Communications in this press release do not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

In connection with the proposed merger with Lafayette Community Bancorp, Horizon has filed with the SEC a Registration Statement on Form S-4 that includes a proxy statement of Lafayette Community Bancorp and a prospectus of Horizon, as well as other relevant documents concerning the proposed transaction.  Shareholders and investors are urged to read the Registration Statement and the proxy statement/prospectus regarding the merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information.  A free copy of the proxy statement/prospectus, as well as other filings containing information about Horizon, may be obtained free of charge at the SEC’s website at www.sec.gov.  You may also obtain these documents, free of charge, from Horizon at www.horizonbank.com under the tab “About Us – Investor Relations – Documents – SEC Filings.” The information available through Horizon’s website is not and shall not be deemed part of this document or incorporated by reference into other filings Horizon makes with the SEC.

Pg. 10 cont. Horizon Bancorp Announces Record Quarterly and Six-Month Earnings

In connection with the proposed merger with Wolverine Bancorp, Inc. (“Wolverine Bancorp”), Horizon will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Wolverine Bancorp and a prospectus of Horizon, as well as other relevant documents concerning the proposed transaction.  Shareholders and investors are urged to read the Registration Statement and the proxy statement/prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  A free copy of the proxy statement/prospectus (when it becomes available), as well as other filings containing information about Horizon and Wolverine Bancorp, may be obtained free of charge at the SEC’s website at www.sec.gov.  You will also be able to obtain these documents, free of charge, from Horizon at www.horizonbank.com under the tab “About Us – Investor Relations – Documents – SEC Filings,” or from Wolverine Bancorp at www.wolverinebank.com under the tab “Investor Information – SEC Filings.”  The information available through Horizon’s and Wolverine Bancorp’s websites is not and shall not be deemed part of this filing or incorporated by reference into other filings Horizon or Wolverine Bancorp make with the SEC.

Horizon, Lafayette Community Bancorp and Wolverine Bancorp and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Lafayette Community Bancorp and Wolverine Bancorp in connection with the proposed merger.  Information about the directors and executive officers of Horizon is set forth in Horizon’s Annual Report on Form 10-K filed with the SEC on February 28, 2017, and in the proxy statement for Horizon’s 2017 annual meeting of shareholders, as filed with the SEC on March 17, 2017.  Information about the directors and executive officers of Wolverine Bancorp is set forth in Wolverine Bancorp’s Annual Report on Form 10-K filed with the SEC on March 31, 2017, and in the proxy statement for Wolverine Bancorp’s 2017 annual meeting of shareholders, as filed with the SEC on April 17, 2017.  Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the Lafayette Community Bancorp merger and by reading the proxy statement/prospectus regarding the Wolverine Bancorp merger when it becomes available.  Free copies of these documents may be obtained as described in the preceding paragraph.

Contact:	Horizon Bancorp
Mark E. Secor
Chief Financial Officer
(219) 873-2611
Fax: (219) 874-9280

#  #  #

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	June 30	March 31	December 31	September 30	June 30
	2017	2017	2016	2016	2016
Balance sheet:
Total assets	$3,321,178	$3,169,643	$3,141,156	$3,325,650	$2,918,080
Investment securities	704,525	673,090	633,025	744,240	628,935
Commercial loans	1,143,761	1,106,471	1,069,956	1,047,450	874,580
Mortgage warehouse loans	123,757	89,360	135,727	226,876	205,699
Residential mortgage loans	549,997	533,646	531,874	530,162	493,626
Consumer loans	450,209	417,476	398,429	386,031	363,920
Earning assets	2,990,924	2,845,922	2,801,030	2,963,005	2,591,208
Non-interest bearing deposit accounts	508,305	502,400	496,248	479,771	397,412
Interest bearing transaction accounts	1,401,407	1,432,228	1,499,120	1,367,285	1,213,659
Time deposits	509,071	509,071	475,842	489,106	471,190
Borrowings	485,304	319,993	267,489	569,908	492,883
Subordinated debentures	37,562	37,516	37,456	37,418	32,874
Total stockholders’ equity	357,259	348,575	340,855	345,736	281,002

Income statement:	Three months ended
Net interest income	$27,198	$25,568	$20,939	$24,410	$20,869
Provision for loan losses	330	330	623	455	232
Non-interest income	8,212	7,559	9,484	9,318	9,266
Non-interest expenses	22,488	21,521	22,588	24,082	20,952
Income tax expense	3,520	3,052	1,609	2,589	2,625
Net income	9,072	8,224	5,603	6,602	6,326
Preferred stock dividend	-	-	-	-	-
Net income available to common shareholders	$9,072	$8,224	$5,603	$6,602	$6,326

Per share data:
Basic earnings per share (1)	$0.41	$0.37	$0.25	$0.31	$0.35
Diluted earnings per share (1)	0.41	0.37	0.25	0.30	0.35
Cash dividends declared per common share (1)	0.13	0.11	0.11	0.10	0.10
Book value per common share (1)	16.11	15.72	15.37	15.61	14.90
Tangible book value per common share	12.20	11.79	11.48	11.83	11.45
Market value - high	27.50	28.09	28.41	20.01	16.76
Market value - low	$24.73	$24.91	$17.84	$16.61	$15.87
Weighted average shares outstanding - Basic	22,176,465	22,175,526	22,155,549	21,538,752	18,268,880
Weighted average shares outstanding - Diluted	22,322,390	22,326,071	22,283,722	21,651,953	18,364,167

Key ratios:
Return on average assets	1.12%	1.07%	0.69%	0.80%	0.94%
Return on average common stockholders’ equity	10.24	9.66	6.49	7.88	9.43
Net interest margin	3.84	3.80	2.92	3.37	3.48
Loan loss reserve to total loans	0.66	0.70	0.69	0.66	0.73
Non-performing loans to loans	0.51	0.46	0.50	0.58	0.68
Average equity to average assets	10.94	11.12	10.59	10.18	9.94
Bank only capital ratios:
Tier 1 capital to average assets	9.84	10.26	9.93	9.65	9.39
Tier 1 capital to risk weighted assets	12.83	13.40	13.33	12.73	12.51
Total capital to risk weighted assets	13.46	14.05	13.98	13.34	13.23

Loan data:
Substandard loans	$34,870	$30,865	$30,361	$33,914	$28,629
30 to 89 days delinquent	4,555	5,476	6,315	3,821	2,887

90 days and greater delinquent - accruing interest	$160	$245	$241	$59	$24
Trouble debt restructures - accruing interest	1,924	1,647	1,492	1,523	1,256
Trouble debt restructures - non-accrual	668	998	1,014	1,164	1,466
Non-accrual loans	8,811	6,944	7,936	10,091	10,426
Total non-performing loans	$11,563	$9,834	$10,683	$12,837	$13,172

(1) Adjusted for 3:2 stock split on November 14, 2016

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	June 30	June 30
	2017	2016
Balance sheet:
Total assets	$3,321,178	$2,918,080
Investment securities	704,525	628,935
Commercial loans	1,143,761	874,580
Mortgage warehouse loans	123,757	205,699
Residential mortgage loans	549,997	493,626
Consumer loans	450,209	363,920
Earning assets	2,990,924	2,591,208
Non-interest bearing deposit accounts	508,305	397,412
Interest bearing transaction accounts	1,401,407	1,213,659
Time deposits	509,071	471,190
Borrowings	485,304	492,883
Subordinated debentures	37,562	32,874
Total stockholders’ equity	357,259	281,002

Income statement:	Six Months Ended
Net interest income	$52,766	$40,643
Provision for loan losses	660	764
Non-interest income	15,771	17,733
Non-interest expenses	44,009	41,302
Income tax expense	6,572	4,603
Net income	17,296	11,707
Preferred stock dividend	-	(42)
Net income available to common shareholders	$17,296	$11,665

Per share data:
Basic earnings per share (1)	$0.78	$0.65
Diluted earnings per share (1)	0.77	0.64
Cash dividends declared per common share (1)	0.24	0.20
Book value per common share (1)	16.11	14.90
Tangible book value per common share	12.20	11.45
Market value - high	28.09	18.59
Market value - low	$24.73	$15.41
Weighted average shares outstanding - Basic	22,175,998	18,096,503
Weighted average shares outstanding - Diluted	22,324,520	18,190,542

Key ratios:
Return on average assets	1.10%	0.89%
Return on average common stockholders’ equity	9.99	9.26
Net interest margin	3.81	3.47
Loan loss reserve to total loans	0.66	0.73
Non-performing loans to loans	0.51	0.68
Average equity to average assets	11.03	10.05
Bank only capital ratios:
Tier 1 capital to average assets	9.84	9.39
Tier 1 capital to risk weighted assets	12.83	12.51
Total capital to risk weighted assets	13.46	13.23

Loan data:
Substandard loans	$34,870	$28,629
30 to 89 days delinquent	4,555	2,887

90 days and greater delinquent - accruing interest	$160	$24
Trouble debt restructures - accruing interest	1,924	1,256
Trouble debt restructures - non-accrual	668	1,466
Non-accrual loans	8,811	10,426
Total non-performing loans	$11,563	$13,172

(1) Adjusted for 3:2 stock split on November 14, 2016

HORIZON BANCORP

Allocation of the Allowance for Loan and Lease Losses
(Dollars in Thousands, Unaudited)

	June 30	March 31	December 31	September 30	June 30
	2017	2017	2016	2016	2016
Commercial	$7,617	$7,600	$6,579	$6,222	$6,051
Real estate	1,750	1,697	2,090	1,947	2,102
Mortgage warehousing	1,090	1,042	1,254	1,337	1,080
Consumer	4,570	4,715	4,914	5,018	4,993
Total	$15,027	$15,054	$14,837	$14,524	$14,226

Net Charge-offs (Recoveries)
(Dollars in Thousands, Unaudited)

	Three months ended
	June 30	March 31	December 31	September 30	June 30
	2017	2017	2016	2016	2016
Commercial	$24	$(134)	$49	$(5)	$101
Real estate	(8)	38	64	-	(31)
Mortgage warehousing	-	-	-	-	-
Consumer	341	209	197	162	172
Total	$357	$113	$310	$157	$242

Total Non-performing Loans
(Dollars in Thousands, Unaudited)

	June 30	March 31	December 31	September 30	June 30
	2017	2017	2016	2016	2016
Commercial	$2,794	$1,530	$2,432	$5,419	$4,330
Real estate	5,285	5,057	5,022	4,251	5,659
Mortgage warehousing	-	-	-	-	-
Consumer	3,484	3,247	3,229	3,108	3,183
Total	$11,563	$9,834	$10,683	$12,778	$13,172

Other Real Estate Owned and Repossessed Assets
(Dollars in Thousands, Unaudited)

	June 30	March 31	December 31	September 30	June 30
	2017	2017	2016	2016	2016
Commercial	$409	$542	$542	$542	$542
Real estate	1,805	2,413	2,648	3,182	2,925
Mortgage warehousing	-	-	-	-	-
Consumer	21	20	26	67	69
Total	$2,235	$2,975	$3,216	$3,791	$3,536

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2017			June 30, 2016
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

ASSETS
Interest-earning assets
Federal funds sold	$1,728	$6	1.39%	$3,309	$4	0.49%
Interest-earning deposits	27,677	83	1.20%	28,045	59	0.85%
Investment securities - taxable	423,815	2,155	2.04%	469,925	2,598	2.22%
Investment securities - non-taxable (1)	290,494	1,766	3.40%	182,886	1,195	3.70%
Loans receivable (2)(3)	2,199,913	26,795	4.94%	1,787,189	20,794	4.69%
Total interest-earning assets (1)	2,943,627	30,805	4.33%	2,471,354	24,650	4.10%

Non-interest-earning assets
Cash and due from banks	42,331			35,435
Allowance for loan losses	(15,131)			(14,350)
Other assets	279,024			223,258

	$3,249,851			$2,715,697

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$1,980,025	$1,721	0.35%	$1,625,024	$1,557	0.39%
Borrowings	359,462	1,338	1.49%	400,585	1,721	1.73%
Subordinated debentures	36,340	548	6.05%	32,854	503	6.16%
Total interest-bearing liabilities	2,375,827	3,607	0.61%	2,058,463	3,781	0.74%

Non-interest-bearing liabilities
Demand deposits	499,446			364,822
Accrued interest payable and other liabilities	19,143			22,574
Stockholders’ equity	355,435			269,838

	$3,249,851			$2,715,697

Net interest income/spread		$27,198	3.73%		$20,869	3.36%

Net interest income as a percent of average interest earning assets (1)			3.84%			3.48%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3)	Non-accruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees.

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Six Months Ended			Six Months Ended
	June 30, 2017			June 30, 2016
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Interest-earning assets
Federal funds sold	$2,377	$11	0.93%	$2,853	$4	0.28%
Interest-earning deposits	26,220	152	1.17%	24,300	109	0.90%
Investment securities - taxable	411,417	4,487	2.20%	464,209	5,092	2.21%
Investment securities - non-taxable (1)	280,563	3,403	3.40%	181,660	2,432	3.64%
Loans receivable (2)(3)	2,150,307	51,586	4.85%	1,733,446	40,541	4.71%
Total interest-earning assets (1)	2,870,884	59,639	4.29%	2,406,468	48,178	4.10%

Non-interest-earning assets
Cash and due from banks	41,788			34,246
Allowance for loan losses	(15,035)			(14,350)
Other assets	279,497			217,797

	$3,177,134			$2,644,161

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$1,970,235	$3,474	0.36%	$1,571,579	$3,048	0.39%
Borrowings	305,116	2,275	1.50%	401,594	3,480	1.74%
Subordinated debentures	36,315	1,124	6.24%	32,653	1,007	6.20%
Total interest-bearing liabilities	2,311,666	6,873	0.60%	2,005,826	7,535	0.76%

Non-interest-bearing liabilities
Demand deposits	495,262			350,157
Accrued interest payable and other liabilities	19,901			22,465
Stockholders’ equity	350,305			265,713

	$3,177,134			$2,644,161

Net interest income/spread		$52,766	3.69%		$40,643	3.34%

Net interest income as a percent of average interest earning assets (1)			3.81%			3.47%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3)	Non-accruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees.

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	June 30	December 31
	2017	2016
	(Unaudited)
Assets
Cash and due from banks	$65,993	$70,832
Investment securities, available for sale	505,051	439,831
Investment securities, held to maturity (fair value of $203,542 and $194,086)	199,474	193,194
Loans held for sale	3,730	8,087
Loans, net of allowance for loan losses of $15,027 and $14,837	2,252,697	2,121,149
Premises and equipment, net	65,358	66,357
Federal Reserve and Federal Home Loan Bank stock	14,945	23,932
Goodwill	77,644	76,941
Other intangible assets	9,082	9,366
Interest receivable	13,316	12,713
Cash value of life insurance	75,006	74,134
Other assets	38,882	44,620
Total assets	$3,321,178	$3,141,156
Liabilities
Deposits
Non-interest bearing	$508,305	$496,248
Interest bearing	1,910,478	1,974,962
Total deposits	2,418,783	2,471,210
Borrowings	485,304	267,489
Subordinated debentures	37,562	37,456
Interest payable	559	472
Other liabilities	21,711	23,674
Total liabilities	2,963,919	2,800,301
Commitments and contingent liabilities
Stockholders’ Equity
Preferred stock, Authorized, 1,000,000 shares
Issued 0 and 0 shares	-	-
Common stock, no par value
Authorized 66,000,000 shares(1)
Issued, 22,195,715 and 22,192,530 shares(1)
Outstanding, 22,176,465 and 22,171,596 shares(1)	-	-
Additional paid-in capital	182,552	182,326
Retained earnings	176,123	164,173
Accumulated other comprehensive loss	(1,416)	(5,644)
Total stockholders’ equity	357,259	340,855
Total liabilities and stockholders’ equity	$3,321,178	$3,141,156

(1) Adjusted for 3:2 stock split on November 14, 2016

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Statements of Income
 (Dollar Amounts in Thousands, Except Per Share Data, Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Loans receivable	$26,795	$20,794	$51,586	$40,541
Investment securities
Taxable	2,244	2,661	4,650	5,205
Tax exempt	1,766	1,195	3,403	2,432
Total interest income	30,805	24,650	59,639	48,178
Interest Expense
Deposits	1,721	1,557	3,474	3,048
Borrowed funds	1,338	1,721	2,275	3,480
Subordinated debentures	548	503	1,124	1,007
Total interest expense	3,607	3,781	6,873	7,535
Net Interest Income	27,198	20,869	52,766	40,643
Provision for loan losses	330	232	660	764
Net Interest Income after Provision for Loan Losses	26,868	20,637	52,106	39,879
Non-interest Income
Service charges on deposit accounts	1,566	1,417	2,966	2,705
Wire transfer fees	178	175	328	296
Interchange fees	1,382	978	2,558	1,909
Fiduciary activities	1,943	1,465	3,865	3,100

Gains (losses) on sale of investment securities (includes $(3) and $767 for the three months ended June 30, 2017 and 2016, respectively and $32 and $875 for the six months ended June 30, 2017 and 2016, respectively, related to accumulated other comprehensive earnings reclassifications)	(3)	767	32	875
Gain on sale of mortgage loans	2,054	3,529	3,968	5,643
Mortgage servicing income net of impairment	359	500	806	947
Increase in cash value of bank owned life insurance	408	351	872	696
Other income	325	84	376	482
Total non-interest income	8,212	9,266	15,771	16,653
Non-interest Expense
Salaries and employee benefits	12,466	10,317	24,175	20,382
Net occupancy expenses	2,196	1,901	4,648	3,837
Data processing	1,502	1,134	2,809	2,239
Professional fees	535	747	1,148	1,578
Outside services and consultants	1,265	2,198	2,487	3,297
Loan expense	1,250	1,409	2,357	2,604
FDIC insurance expense	243	409	506	814
Other losses	78	136	128	403
Other expense	2,953	2,701	5,751	5,068
Total non-interest expense	22,488	20,952	44,009	40,222
Income Before Income Tax	12,592	8,951	23,868	16,310
Income tax expense (includes $(1) and $268 for the three months ended June 30, 2017 and 2016, respectively, and $11 and $306 for the six months ended June 30, 2017 and 2016, respectively related to income tax (benefit) expense from reclassification items)	3,520	2,625	6,572	4,603
Net Income	9,072	6,326	17,296	11,707
Preferred stock dividend	-	-	-	(42)
Net Income Available to Common Shareholders	$9,072	$6,326	$17,296	$11,665
Basic Earnings Per Share	$0.41	$0.35	$0.78	$0.65
Diluted Earnings Per Share	0.41	0.35	0.77	0.64